Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2015

Company to Host Quarterly Conference Call at 9:00 A.M. on August 4, 2015

St. Petersburg, FL - August 3, 2015: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2015.

($ in thousands, except per share and ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Gross premiums written	$162,582	$128,920	26.1%	$269,198	$217,921	23.5%
Gross premiums earned	$120,982	$97,223	24.4%	$236,164	$192,234	22.9%
Ceded premiums earned	$(40,530)	$(33,039)	22.7%	$(77,664)	$(64,016)	21.3%
Net premiums earned	$80,452	$64,184	25.3%	$158,500	$128,218	23.6%
Total revenues	$85,340	$67,704	26.0%	$167,736	$135,211	24.1%
Earnings before income tax	$8,187	$15,410	(46.9)%	$8,525	$33,106	(74.2)%
Net income	$5,275	$9,590	(45.0)%	$5,473	$20,979	(73.9)%
Net income per diluted share	$0.25	$0.46	(45.7)%	$0.26	$1.09	(76.1)%
Book value per share				$10.19	$8.85	15.1%
Return on average equity, ttm				12.6%	26.5%	-13.9 pts
Loss ratio, net[1]	55.5%	44.8%	10.7 pts	60.9%	44.0%	16.9 pts
Expense ratio, net[2]	40.4%	36.4%	4.0 pts	39.5%	35.5%	4.0 pts
Combined ratio (CR)[3]	95.9%	81.2%	14.7 pts	100.4%	79.5%	20.9 pts
Effect of current year catastrophe losses on CR	8.1%	0.4%	7.7 pts	13.7%	0.2%	13.5 pts
Effect of prior year (favorable) development on CR	(1.6)%	(1.6)%	0.0 pts	(0.2)%	(0.9)%	0.7 pts
Underlying combined ratio[4]	89.4%	82.4%	7.0 pts	86.9%	80.2%	6.7 pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

“We saw very strong and accelerating organic growth throughout the quarter," said John Forney, President & CEO of UPC Insurance. "While cat losses and elevated expenses caused by the investments we are making in people and infrastructure weighed on our bottom line results, our plan to build a geographically diversified insurer focusing on coastal states from Texas to Maine is on track. During the quarter, we experienced a 76% increase in new policy production compared to the same quarter last year, and almost 80% of the new policies we sold during the quarter came from outside Florida. Over 40% of our 285,000 policies in force are now outside Florida, and our noncat loss ratio in each of those states has been below our modeled targets. We look forward to continuing this robust growth as we add new states and deepen our penetration in existing states."

Quarterly Financial Results

Net income for the quarter was $5.3 million, or $0.25 per diluted share, compared to $9.6 million, or $0.46 per diluted share for the second quarter of 2014. The decrease in net income was primarily due to increases in losses and loss adjustment expenses (LAE) resulting from multiple catastrophe events totaling $6.5 million, or $0.20 per diluted share, and higher operating expenses which were partially offset by strong revenue growth of 26.0% and favorable reserve development of $1.3 million, or $0.04 per diluted share.

The Company's total gross written premium increased by $33.7 million, or 26.1%, primarily due to the strong organic growth in new and renewal business generated in all states other than Florida and the acquisition of Family Security, which positively impacted the premium growth in Louisiana. The breakdown of quarter-over-quarter changes in both written and assumed premiums by state is shown in the table below.

	Three Months Ended June 30,
Direct Written and Assumed Premium By State	2015	2014	Change	Growth %
Direct written premium
Florida	$103,309	$100,698	$2,611	2.6%
Texas	11,478	2,486	8,992	361.7
South Carolina	11,144	8,718	2,426	27.8
Louisiana	11,000	—	11,000	100.0
Massachusetts	10,091	8,228	1,863	22.6
North Carolina	6,940	3,324	3,616	108.8
Rhode Island	6,250	4,959	1,291	26.0
New Jersey	2,614	1,046	1,568	149.9
Total direct written premium by state	162,826	129,459	33,367	25.8
Assumed premium (1)	(244)	(539)	295	(54.7)
Total gross written premium	$162,582	$128,920	$33,662	26.1%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Loss and LAE increased $15.8 million, or 55.0%, to $44.6 million for the second quarter of 2015 from $28.8 million for the second quarter of 2014. Loss and LAE expense as a percentage of net earned premiums increased 10.7 points resulting in a net loss ratio of 55.5% for the quarter, compared to a net loss ratio of 44.8% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 32.5%, an increase of 2.1 points from 30.4% during the second quarter of 2014.

UPC Insurance experienced $6.5 million of net catastrophe losses during the quarter, which included $5.5 million of new losses from multiple hail and windstorm events in the Southeastern U.S. that were fully retained by the Company as well as $1.0 million of development, net of all reinsurance recoveries, on Northeast winter storm catastrophe losses previously reported for the quarter ended March 31, 2015.

Policy acquisition costs increased $5.0 million, or 30.9%, to $21.2 million for the second quarter of 2015 from $16.2 million for the second quarter of 2014. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average commission rates outside of Florida.

Operating expenses increased to $4.8 million for the second quarter of 2015, from $2.9 million during the same period of last year due to higher underwriting report costs, licensing costs and systems costs resulting from the Company's continued growth of policies in-force and expansion into new states.

General and administrative expenses increased to $6.5 million for the second quarter of 2015, from $4.3 million for the second quarter of 2014 primarily due to increases in personnel costs, information technology investments and professional services related to the Company's continued growth. Approximately $1.0 million of general and administrative expense for the second quarter of 2015 was driven by non-recurring charges for legal and professional services.

Combined Ratio Analysis

The Company's GAAP net combined ratio increased 14.7 points to 95.9% for the three months ended June 30, 2015 compared to 81.2% for the same period in 2014. The majority of the net combined ratio increase was caused by 8.1 points, or $6.5 million of non-recurring catastrophe losses. The Company’s underlying net combined ratio, which excludes losses from catastrophes and all effects of reserve development, increased 7.0 points to 89.4% for the second quarter of 2015 compared to 82.4% for the same period in 2014. Operating expenses contributed 4.0 points of the increase and higher underlying loss and LAE was responsible for the remaining 3.0 points. Approximately 55% of the operating expense increase was driven by policy acquisition costs that mostly vary directly with premiums which also grew proportionally from the same period in 2014.

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Loss and LAE	$44,627	$28,792	$15,835	$96,598	$56,465	$40,133
% of Gross earned premiums	36.9%	29.6%	7.3 pts	40.9%	29.4%	11.5 pts
% of Net earned premiums	55.5%	44.8%	10.7 pts	60.9%	44.0%	16.9 pts
Less:
Current year catastrophe losses	$6,518	$260	$6,258	$21,777	$260	$21,517
Prior year reserve (favorable) development	(1,251)	(1,023)	(228)	(306)	(1,165)	859
Underlying Loss and LAE*	$39,360	$29,555	$9,805	$75,127	$57,370	$17,757
% of Gross earned premiums	32.5%	30.4%	2.1 pts	31.8%	29.8%	2.0 pts
% of Net earned premiums	49.0%	46.0%	3.0 pts	47.4%	44.7%	2.7 pts
Policy acquisition costs	$21,198	$16,197	$5,001	$40,384	$31,377	$9,007
Operating and underwriting	4,809	2,858	1,951	8,350	5,367	2,983
General and administrative	6,512	4,335	2,177	13,913	8,685	5,228
Total Operating Expenses	$32,519	$23,390	$9,129	$62,647	$45,429	$17,218
% of Gross earned premiums	26.9%	24.1%	2.8 pts	26.5%	23.6%	2.9 pts
% of Net earned premiums	40.4%	36.4%	4.0 pts	39.5%	35.5%	4.0 pts
Combined Ratio - as % of gross earned premiums	63.8%	53.7%	10.1 pts	67.4%	53.0%	14.4 pts
Underlying Combined Ratio - as % of gross earned premiums	59.4%	54.5%	4.9 pts	58.3%	53.4%	4.9 pts
Combined Ratio - as % of net earned premiums	95.9%	81.2%	14.7 pts	100.4%	79.5%	20.9 pts
Underlying Combined Ratio - as % of net earned premiums	89.4%	82.4%	7.0 pts	86.9%	80.2%	6.7 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio for the second quarter of 2015 increased to 32.5% compared to 30.4% in the second quarter of 2014. This increase was driven primarily by our changing exposure mix outside of Florida where we expect higher non-catastrophe loss ratios as well as a minor increase in frequency of loss compared to the same period in 2014. The Company's net underlying loss ratio also increased from 46.0% for 2014 to 49.0% for 2015.

Reinsurance Costs Decreased as a % of Earned Premium for the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2015 were 30.4% of gross premiums earned compared to 30.7% of gross premiums earned for the second quarter of 2014. Reinsurance costs for the six months ended June 30, 2015 were 29.7% of gross premiums earned compared to 30.1% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $505.0 million at June 30, 2015 compared to $443.0 million at December 31, 2014. UPC Insurance's cash and investment holdings consist of investments in 100% investment grade money market instruments, U.S. Government and agency securities and corporate debt. Fixed maturities represented approximately 92.2% of total investments at June 30, 2015 with a modified duration of 4.1 years compared to 92.4% at December 31, 2014 and a modified duration of 3.8 years.

Book Value Analysis

Book value per share increased 4.6% from $9.75 at December 31, 2014, to $10.19 at June 30, 2015 and underlying book value per share increased 5.3% from $9.56 at December 31, 2014 to $10.07 at June 30, 2015. The increase in the Company's book value per share and underlying book value per share was driven by the increase in equity from the acquisition of Family Security Holdings and retained earnings during 2015. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	June 30,	December 31,
	2015	2014
Book Value per Common Share
Numerator:
Common shareholders' equity	$219,457	$203,763
Denominator:
Total Shares Outstanding	21,528,973	20,904,414
Book Value Per Common Share	$10.19	$9.75

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$219,457	$203,763
Accumulated other comprehensive income	2,568	4,011
Shareholders' Equity, excluding AOCI	$216,889	$199,752
Denominator:
Total Shares Outstanding	21,528,973	20,904,414
Underlying Book Value Per Common Share*	$10.07	$9.56
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    August 4, 2015 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q2-2015

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Florida, Georgia, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Connecticut, Delaware, Hawaii, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$162,582	$128,920	$269,198	$217,921
Increase in gross unearned premiums	(41,600)	(31,697)	(33,034)	(25,687)
Gross premiums earned	120,982	97,223	236,164	192,234
Ceded premiums earned	(40,530)	(33,039)	(77,664)	(64,016)
Net premiums earned	80,452	64,184	158,500	128,218
Investment income	2,239	1,617	4,312	3,084
Net realized gains (losses)	(133)	31	(11)	45
Other revenue	2,782	1,872	4,935	3,864
Total revenues	$85,340	$67,704	$167,736	$135,211
EXPENSES:
Losses and loss adjustment expenses	44,627	28,792	96,598	56,465
Policy acquisition costs	21,198	16,197	40,384	31,377
Operating expenses	4,809	2,858	8,350	5,367
General and administrative expenses	6,512	4,335	13,913	8,685
Interest expense	68	112	151	227
Total expenses	77,214	52,294	$159,396	$102,121
Income before other income	8,126	15,410	8,340	33,090
Other income	61	—	185	16
Income before income taxes	8,187	15,410	$8,525	$33,106
Provision for income taxes	2,912	5,820	3,052	12,127
Net income	$5,275	$9,590	$5,473	$20,979
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(4,892)	3,323	(2,363)	5,650
Reclassification adjustment for net realized investment (gains) losses	133	(31)	11	(45)
Income (tax expense) benefit related to items of other comprehensive income	1,839	(1,272)	909	(2,166)
Total comprehensive income	$2,355	$11,610	$4,030	$24,418

Weighted average shares outstanding
Basic	21,255,496	20,735,135	21,145,624	19,105,666
Diluted	21,508,511	20,845,694	21,376,540	19,203,805

Earnings per share
Basic	$0.25	$0.46	$0.26	$1.10
Diluted	$0.25	$0.46	$0.26	$1.09

Dividends declared per share	$0.05	$0.04	$0.10	$0.08

Consolidated Balance Sheets
In thousands

	June 30, 2015	December 31, 2014
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$368,258	$352,630
Equity securities - common and preferred	27,901	25,987
Other investments	3,131	3,010
Total investments	$399,290	$381,627
Cash and cash equivalents	105,752	61,391
Accrued investment income	2,584	2,239
Property and equipment, net	12,276	8,022
Premiums receivable, net	45,223	31,369
Reinsurance recoverable on paid and unpaid losses	8,558	2,068
Prepaid reinsurance premiums	161,057	63,827
Goodwill	4,196	—
Deferred policy acquisition costs	43,163	31,925
Other assets	7,602	1,701
Total Assets	$789,701	$584,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$67,638	$54,436
Unearned premiums	272,167	229,486
Reinsurance payable	164,970	45,254
Other liabilities	52,528	37,701
Notes payable	12,941	13,529
Total Liabilities	$570,244	$380,406
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,741,056 and 21,116,497 issued; 21,528,973 and 20,904,414 outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	96,194	82,380
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,568	4,011
Retained earnings	121,124	117,801
Total Stockholders' Equity	$219,457	$203,763
Total Liabilities and Stockholders' Equity	$789,701	$584,169